CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated August 27, 2012 for the Fairfax Global Trends Fund, (the “Fund”, formerly Foxhall Global Trends Fund), a series of the Dominion Funds, Inc. and to all references to our firm included in or made a part of this Post-Effective Amendment No. 35 under the Securities Act of 1933 and Post-Effective Amendment No. 36 under the Investment Company Act of 1940 to the Fund’s Registration Statement on Form N-1A (File Nos. 033-49808 and 811-06727), including the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Fund.

Abington, Pennsylvania

October 26, 2012